Exhibit (a)(26)

AMENDMENT NO. 25

TO THE DECLARATION OF TRUST OF

NORTHERN FUNDS

(a Delaware statutory trust)

This Amendment No. 25 (the “Amendment”) to the Agreement and Declaration of Trust of Northern Funds (the “Trust”) amends, effective May 14, 2010, the Agreement and Declaration of Trust of the Trust dated as of February 7, 2000, as amended (the “Declaration of Trust”).

WHEREAS, under Article V, Section 2 of the Declaration of Trust, the Trustees have full power and authority, in their sole discretion and without obtaining shareholder approval, to abolish any one or more series or classes of shares; and

WHEREAS, on December 14, 2009, the Trustees unanimously voted to approve the reorganization of the Mid Cap Growth Fund into the Multi-Manager Mid Cap Fund and to authorize the officers of the Trust to execute and deliver, on behalf of the Funds such instruments, certificates and other documents necessary to carry out the contemplated transactions;

NOW, THEREFORE, the Declaration of Trust is hereby amended as follows:

1. The Mid Cap Growth Fund is abolished and terminated.

2. All references in the Declaration of Trust to the “Declaration” shall mean the Declaration of Trust as amended by this Amendment.

3. Except as specifically amended by this Amendment, the Declaration of Trust is hereby confirmed and remains in full force and effect.